Exhibit 99.1
For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

       TECHNOLOGY RESEARCH CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

CLEARWATER, FLORIDA, February 4, 2010 - Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenue and earnings for its third fiscal quarter ended December 31, 2009.

Revenue was $7.6 million for the fiscal quarter ended December 31, 2009, a decrease of $0.2 million from revenue of $7.8 million for the fiscal quarter ended December 31, 2008.  Net income for the third fiscal quarter ended December 31, 2009 was $0.5 million or $.08 per diluted common share compared with net income of $0.3 million or $0.04 per diluted common share for the fiscal quarter ended December 31, 2008.

Orders for the third fiscal quarter were $5.8 million, a decrease of $4.8 million from the same fiscal quarter last year.  Military orders were $1.5 million, a decrease of $5.3 million from the third fiscal quarter of the previous year and commercial orders were $4.3 million, an increase of $0.5 million from the third quarter of the prior year.

Net cash and cash equivalents and short-term investments were approximately $12.1 million at December 31, 2009, an increase of approximately $6.2 million from March 31, 2009.

Owen Farren, President & CEO said, “Our third fiscal quarter reflected a $0.5 million improvement in operating margin resulting from an increase in gross margin, which increased as a percentage of revenue to 36.3% in the quarter ended December 31, 2009 from 32.6% in the comparable quarter in the prior year as well as a $0.3 million reduction in operating expenses.  The increased gross margin reflects both a favorable product mix and cost reductions, particularly in overhead.”

The first quarter dividend of $.02 per share was paid on January 15, 2010 to shareholders of record as of December 31, 2009.
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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data) (Unaudited)

Three Months Ended December 31,				Nine Months Ended December 31,
	2009	2008		2009	2008
Revenue:
Commercial	$3,525	3,932		10,569	15,021
Military	3,978	3,774		16,087	10,459
Royalty	85	115		258	269
Total revenue	7,588	7,821		26,914	25,749
Cost of sales	4,832	5,270		16,202	17,140
Gross profit	2,756	2,551		10,712	8,609

Operating expenses:
Selling and marketing	582	701		1,862	2,212
General and administrative	919	1,103		2,917	3,673
Research and development	565	586		1,896	1,716
Total operating expenses	2,066	2,390		6,675	7,601
Income from operations	690	161		4,037	1,008

Other income (expense):
Other income, net	-	165	2	5	545
Interest expense	-	(6)		-	(10)
Other income, net	-	159		5	535
Income before income taxes	690	320		4,042	1,543
Income tax expense	208	65		1,128	292
Net income	$482	255		2,914	1,251

Earnings per share - basic	$0.08	0.04		0.49	0.21

Earnings per share - diluted	$0.08	0.04		0.48	0.21

Shares outstanding - basic	5,896,728	5,890,828		5,892,903	5,890,828

Shares outstanding - diluted	6,022,855	5,897,310		5,975,212	5,902,647

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	December 31,	March 31,
ASSETS	2009	2009
Current assets:
Cash and cash equivalents	$11,117	2,954
Short-term investments	1,000	3,996
Trade and other accounts receivable, net of allowance for doubtful
accounts of $135 at December 31, 2009 and $203 at March 31, 2009	4,725	5,372
Income taxes receivable	597	631
Inventories, net	6,243	8,013
Deferred income taxes	692	622
Prepaid expenses and other current assets	295	265
Total current assets	24,669	21,853

Property, plant and equipment, net of accumulated depreciation of
$10,314 and $9,852, respectively	2,695	3,189
Intangible asset, net of accumulated amortization of $222 and $178, respectively	360	404
Deferred income taxes	94	-
Other assets	33	33
Total assets	$27,851	25,479

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$1,383	1,309
Unsettled treasury obligation	-	998
Accrued expenses	1,503	1,422
Accrued dividends	121	121
Total current liabilities	3,007	3,850

Income taxes payable	418	111
Deferred income taxes	-	37
Total liabilities	3,425	3,998

Stockholders' equity:
Common stock $0.51 par value; 10,000,000 shares authorized,
5,945,787 shares issued and 5,920,002 shares outstanding and 5,912,328 shares issued and 5,890,828 outstanding, respectively	3,030	3,015
Additional paid-in capital	10,375	9,982
Retained earnings	11,077	8,524
Common stock held in treasury, 25,785 and 21,500 shares, respectively, at cost	(56)	(40)
Total stockholders' equity	24,426	21,481
Total liabilities and stockholders' equity	$27,851	25,479